Exhibit 99.1

Contact: Bob Recchia or Mary Broaddus Tel 734.591.4900 or 734.591.7375 recchiab@valassis.com or broaddusm@valassis.com 19975 Victor Parkway, Livonia, MI 48152	Press Release

Valassis Announces Put Option Notification for

Senior Secured Convertible Notes due 2033

Livonia, Mich. – April 23, 2008 – Valassis Communications, Inc. (NYSE: VCI) today announced that it is notifying holders of its Senior Secured Convertible Notes due 2033 (the “Notes”) that they have the right, pursuant to the terms of the Notes, to require Valassis to repurchase their Notes for cash (the “Put Option”). The Put Option expires at 5:00 p.m., New York City time, on May 21, 2008.

As required by rules of the United States Securities and Exchange Commission, Valassis will file a Tender Offer Statement on Schedule TO later today. In addition, documents specifying the terms, conditions and procedures for exercising the Put Option will be available through The Depository Trust Company and the paying agent, which is The Bank of New York Trust Company, N.A. None of Valassis, its board of directors or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Put Option.

The Put Option entitles each holder of the Notes to require Valassis to repurchase all or part of such holder’s Notes at a price, in cash, equal to $667.24 per $1,000 principal amount at maturity of the Notes, plus any accrued and unpaid interest (including contingent cash interest, if any) up to, but excluding, May 22, 2008 (the “Purchase Date”), upon the terms and subject to the conditions set forth in the Notes and the indenture governing the Notes. The Purchase Date is an interest payment date under the terms of the Notes; accordingly, interest accrued up to, but excluding, the Purchase Date will be paid to record holders as of the regular record date immediately preceding this interest payment date, and we, therefore, expect that there will be no accrued and unpaid interest due as part of the purchase price. There will not be any contingent cash interest due on any of the Notes as of May 22, 2008 As of April 18, 2008, there was $239.8 million in aggregate principal amount at maturity (or $160.0 million net of discount) of the Notes outstanding. If all outstanding Notes are surrendered for repurchase pursuant to the Put Option, the aggregate cash purchase price will be $160.0 million. Valassis recently drew down $160.0 million under the delayed draw term loan portion of its senior secured credit facility and intends to use the proceeds thereof and/or cash on hand to finance the Put Option.

The Notes are, subject to certain conditions, convertible into 15.1627 shares of Valassis’ common stock per $1,000 principal amount at maturity of the Notes, plus an incremental share factor of up to 9.8556, if applicable. On April 18, 2008, the closing sales price of Valassis’ common stock on the New York Stock Exchange was $14.00 per share.

Noteholders’ opportunity to exercise the Put Option commences today, April 23, 2008, and will terminate at 5:00 p.m., New York City time, on May 21, 2008. In order to exercise the Put Option, a holder must follow the transmittal procedures set forth in Valassis’ company notice to holders (the “Company Notice”), which is available through The Depository Trust Company and The Bank of New York Trust Company, N.A. Holders may withdraw any previously tendered Notes pursuant to the terms of the Put Option at any time prior to 5:00 p.m., New York City time, on May 21, 2008.

This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the Notes. The offer to purchase will be only pursuant to, and the Notes may be tendered only in accordance with, the Company Notice dated April 23, 2008. Holders of Notes may obtain the Company Notice from The Bank of New York Mellon Corporation, Corporate Trust Department/Reorganization Unit, Attn: David Mauer, 101 Barclay Street, 7 East, New York, NY 10286 (212-815-3687).

HOLDERS OF NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ THE COMPANY NOTICE AND OTHER RELEVANT DOCUMENTS FILED WITH THE UNITED STATED SECURITIES AND EXCHANGE COMMISSION (“SEC”) WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VALASSIS AND THE PUT OPTION.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, www.sec.gov. Documents filed with the SEC may also be obtained without charge at Valassis’ website, www.valassis.com.

About Valassis

Valassis is one of the nation’s leading marketing services company, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its newest offering – redplum.com – consumers will find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and nine countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com or http://www.redplum.com.

Safe Harbor and Forward-Looking Statements

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of Valassis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from Valassis’ existing competitors; new competitors in any of Valassis’ businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in Valassis’ paper or postal costs; changes which affect the businesses of Valassis’ clients and lead to reduced sales promotion spending; challenges and costs of achieving synergies and cost savings in connection with the acquisition of ADVO (“ADVO”) and integrating ADVO’s operations may be greater than expected; Valassis’ substantial indebtedness, and its ability to incur additional indebtedness, may affect Valassis’ financial health; certain covenants in Valassis’ debt documents could adversely restrict Valassis’ financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in Valassis’ clients’ promotional needs, inventories and other factors; Valassis’ failure to attract and retain qualified personnel may affect its business and results of operations; a rise in interest rates could increase Valassis’ borrowing costs; the outcome of ADVO’s pending shareholder lawsuits; possible governmental regulation or litigation affecting aspects of Valassis’ business; and general economic conditions, whether nationally or in the market areas in which Valassis conducts its business, may be less favorable than expected. These and other risks and uncertainties related to Valassis’ business are described in greater detail in its filings with the United States Securities and Exchange Commission, including Valassis’ reports on Forms 10-K and 10-Q, and the foregoing information should be read in conjunction with these filings. Valassis disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.